EXHIBIT 10.3

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the Securities and Exchange Commission.]

                              CONSULTING AGREEMENT

      This Consulting Agreement ("Agreement") is made and entered into, effective this first day of July, 1999 ("Effective Date") by and between Interleukin Genetics, Inc., having an address at Suite 820, 100 N. E. Loop, San Antonio, Texas, 78216-4749 ("IL") and Gordon Duff Ph.D., FRCP, having an address at 18 Ashgate Road, Broomhill, Sheffield, S10 3BZ, England ("DUFF").

                                   WITNESSETH

      DUFF is a full-time employee and faculty member of the University who is permitted by the University's policies to render consulting services on projects and to Parties acceptable to the University;

      The University and IL have a joint collaborative relationship around various technologies and have entered into a Research and Technology Transfer Agreement to support that effort. DUFF has technical knowledge and expertise which will enable DUFF to render professional services to IL for the purpose of commercially exploiting Innovations discovered and/developed pursuant to the Research and Technology Transfer Agreement;

      IL desires to continue to engage DUFF's professional services on and for the terms, conditions and considerations set forth herein and DUFF is desirous of providing professional services to IL and performing the services. This Agreement is intended to set forth the terms and conditions on which Duff will provide such services.

      IL and DUFF have entered into a number of Previous Agreements.

      The Parties wish to enter into this new Agreement as evidenced herein and intend that this Agreement be a complete amendment and restatement of the Previous Agreements and supercedes in its entirety the Previous Agreements; NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained the Parties hereto agree as follows:

1. DEFINITIONS

1.1 "Affiliate" shall mean any Person that, directly or indirectly, controls or is controlled by or is under common control with such a Person. A Person shall be deemed to control another entity if that Person beneficially owns at least 25% of the outstanding voting equity or other ownership interests or assets of the other entity as determined under rule 13d-3 promulgated under the Securities and Exchange Act of 1934.

1.2 "Confidential Information" shall mean subject to Section 5.02 any information known by, disclosed to, learned by, developed by, DUFF in the course and scope of the performance of the duties in SCHEDULE 1, which information is not generally known in the trade, science or industry in which IL or its Affiliates are engaged. For example, and without limiting the definition of Confidential Information, the following shall be Confidential Information: (i) the existence of this Agreement and the nature of the Engagement; (ii) the Innovations within the Field of Use, (iii) any scientific or non-scientific information obtained directly or indirectly from meetings with or disclosures by IL or its Representatives; and (iv) any information regarding plans for research, development, new products, marketing and selling, business plans, budgets, unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of any employees or other consultants of IL.

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1.3 A "Party" or "Parties" shall mean the two parties to this agreement that is
IL and/or DUFF as the case may be.

1.4 A "Person" shall mean an individual, corporation, partnership, joint venture, trust, unincorporated organization, university, college or a government or any agency or political subdivision thereof.

1.5 "Previous Agreements" shall mean that certain Letter Agreement entered into by the Parties dated November 9, 1994 Re Terms and Condition of Joint Project, that certain Letter Agreement entered into by the Parties dated November 9, 1994 which was subsequently amended pursuant to that certain Letter Agreement dated July 13, 1995 which was subsequently amended pursuant to that certain Consulting Agreement of August 1, 1996 which was subsequently amended pursuant to that certain Letter Agreement dated August 1, 1997.

1.6 Field of Use" means the scope of the relationship as set forth in the Research and Technology Transfer Agreement.

1.7 "Innovations within the Field of Use" and "University Innovations within the Field of Use" shall have the same meaning as set forth in the Research and Technology Transfer Agreement.

1.8 Research Program" means the collaborative research program in the Field of Use as set forth in the Research and Technology Transfer Agreement.

1.9 Annual Research Plan" means the written plan describing the research in the Field of Use to be carried out during each year of the Research Program as set forth in the Research and Technology Transfer Agreement.

1.10 "Research and Technology Transfer Agreement" shall mean that certain Research and Technology Transfer Agreement entered into by University and IL on July 1, 1999.

1.11 "University" shall mean the University of Sheffield where DUFF is currently employed.

1.12 "Project Agreement" shall mean the various Project Agreements set forth in the Research and Technology Transfer Agreement.

1.13 "Patents" shall have the same meaning as set forth in the Research and Technology Transfer Agreement and shall include the Patents listed in Schedule 2 of that agreement.

1.14 "PST Technology" shall mean IL commercially available genetic susceptibility test for periodontal disease.

1.15 "Net Sales" shall mean revenues actually recognized by IL, using generally accepted accounting principles consistently applied, from the sale, use or other disposition of PST Technology, less sales, use and excise taxes, and shipping charges included in these revenues.

2. ENGAGEMENT

2.1 Subject to the terms, conditions and limitations set forth herein, IL agrees to continue to engage DUFF and DUFF agrees to the continuation of that engagement by IL to provide professional services, as set out in Schedule 1, to IL relating to the development and the commercial exploitation of Innovations during the Term of the Agreement (the "Engagement").

2.2 DUFF warrants that DUFF has listed all current employment, including without limitation, any

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engagements, commissions, or positions as advisor, consultant, director, officer, employee or faculty member on SCHEDULE 2. IL acknowledges that DUFF is and will continue to be an employee of the University and its related Affiliates and in such capacity owes primary obligation and allegiance to the University and that satisfaction of DUFF's respective obligations to the University shall take precedence without penalty to DUFF over the obligation of DUFF to perform services under this Agreement. DUFF warrants that (i) DUFF has obtained consent from the University to perform the Engagement and, (ii) DUFF is able and entitled to carry out the Engagement without obtaining the consent of any other third party and without breaching any agreements with any third party.

2.3 Other than the commitments referred to in Section 2.2, DUFF agrees during the Term of the Engagement to use DUFF's best efforts to devote such time as is necessary to provide IL with the professional services required hereunder and to provide prompt attention to IL's matters, and IL agrees that its requests for DUFF services shall be reasonable in view of DUFF's obligations under Section 2.2.

2.4 DUFF agrees to inform IL whenever the amount of responsibilities and obligations under Section 2.2 change or if any opportunities arise for DUFF to serve as an advisor, consultant, director, officer, employee or faculty member with any Person other than IL. DUFF shall seek written approval from IL before accepting any such positions or any changes in the amount of responsibilities and obligations.

2.5 DUFF shall be deemed to be an independent contractor. DUFF shall not be considered an employee or agent of IL nor shall DUFF be entitled or eligible to participate in any benefits or privileges given or extended by IL to its employees. DUFF shall have no power or right to enter into contracts or commitments on behalf of IL. DUFF shall not in any way represent that DUFF is an agent of IL.

2.6 IL and DUFF acknowledges that DUFF will provide the services as described in
SCHEDULE 1 at the University. As to any Innovations within the Field of Use resulting from such research provided by this Agreement, the technology transfer, ownership and intellectual property rights set forth in the Research and Technology Transfer Agreement shall govern any such Innovations within the Field of Use. These provisions are incorporated herein by this reference. For any service under the Engagement owned by the University but not covered by the Research and Technology Transfer Agreement, DUFF will use DUFF's best efforts to have such intellectual property rights licensed to IL. Such best efforts shall include but not be limited to obtaining license agreements, and making available the opportunity to obtain license agreements, for IL on terms which are attractive to IL and assisting IL in its efforts to obtain patent protection with respect to such intellectual property rights to which IL is entitled to such protection. Notwithstanding the above, DUFF will obtain the prior approval of IL to conduct research which is sponsored by a for-profit entity, where any Innovations within the Field of Use would be owned by a for-profit entity.

3. TERMINATION

The term of this Agreement shall commence as of the Effective Date, and continue until 30 June, 2004 (the "Term"); provided, however, this Agreement shall be earlier terminated by either Party upon: (i) breach of this Agreement upon the non-breaching Party providing ten days written notice to the breaching Party;
(ii) immediately upon DUFF's death or disability; (iii) upon mutual consent;
(iv) on the termination of the Research and Technology Transfer Agreement; or
(v) at IL option, if DUFF is no longer an employee of the University as a result of a change in his employment.

In the event of termination of this agreement, DUFF shall be entitled to: (i) a prorata share of his consulting fee through the effective date of the termination; (ii) retain ownership of any stock or stock options which DUFF has been granted under Section 4.3 and 4.5 of this Agreement as of the date of such termination; and (iii) a prorata share of the annual option to purchase 25,000 shares of common stock of IL accruing to DUFF that has not yet been granted as of the date of termination.

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4. COMPENSATION

4.1 In consideration of the rendition of services as contemplated by this Agreement, IL shall pay DUFF during the Consulting Period a fee in accordance with SCHEDULE 3.

4.2 During the Term hereof, IL shall reimburse DUFF for all reasonable and necessary business expenses set out in SCHEDULE 3 in accordance with and on the terms of IL's customary expense reimbursement policies.

4.3 In consideration for DUFF relinquishing his net proceeds interests in all Project Agreements and all previous agreements (except for his net proceeds interests in the PST Technology), IL shall grant to the DUFF 200,000 shares of common stock in IL pursuant to the terms and conditions of the Subscription Agreement attached as Schedule 4.

4.4 DUFF will relinquish any net proceeds, interests he is entitled to from the PST Technology under that certain PST(TM) Projects Agreement of November 9, 1994 and in return IL shall pay DUFF the following royalties:

(i) one percent of the first $4 million of Net Sales under the PST Technology per year,

(ii) two percent of all Net Sales under the PST Technology above $4 million per year.

IL will, within forty-five (45) days after the close of each calendar quarter, issue a written report to DUFF reporting the Net Sales generated by IL during such quarter and a computation of the royalty payment due. Full payment of DUFF's royalty for the quarter will accompany the report. The royalty under this
Section 4.4 shall survive termination of this Agreement and shall be owed for life of any issued patent covering the PST technology.

4.5 In consideration for the future services to be performed by DUFF under the Engagement, IL shall grant to DUFF on an annual basis (with the first options to be granted on July 1, 2000 and on such date each year thereafter as long as this Agreement is in effect), options to purchase 25,000 shares of common stock in IL pursuant to the terms and conditions of the Stock Option Agreement attached as
Schedule 5; provided that the Exercise Price (as defined in the Stock Option Agreement) of such options shall be equal to the "Current Market Price" (as defined below) of the common stock on the applicable annual grant date, and the Exercise Period (as defined in the Stock Option Agreement) of such options shall be five years from the applicable annual grant date.

The "Current Market Price" at any date shall mean, in the event the common stock is publicly traded, the average of the daily closing prices per share of such equity security for the 10 consecutive trading days ending on the trading day immediately before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 10 trading day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid prices regular way, in either case on the principal national securities exchange on which such equity security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing bid price for such day reported by NASDAQ, if such equity security is traded over-the-counter and quoted in the National Market System, or if such equity security is so traded, but not so quoted, the average of the closing bid prices of such equity security as reported by NASDAQ or any comparable system or, if such equity security is not listed on NASDAQ or any comparable system, the average of the closing bid prices as furnished by two members of the National Association of Securities Dealers, Inc., selected in good faith from time to time by the Board of Directors of IL for that purpose. If such equity security is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of such equity security shall be deemed to be the fair value as determined in good faith by the

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Board of Directors of IL, irrespective of any accounting treatment.

4.6 If DUFF fails to carry out the Engagement or any part thereof or is in breach of any of the terms of this Agreement, IL shall be entitled to withhold all further payments from DUFF whether or not the same shall have accrued due and without prejudice to any other rights of IL in respect of such breach; provided, however, IL shall still be obligated to pay the royalties under
Section 4.04, minus any offset for damages due hereunder.

4.7 As a condition to receiving the option grants described above or prior to transferring same, all as governed by the terms of the Stock Option Agreement, the DUFF agrees to execute an investment letter containing representations and warranties as to investment intent, financial sophistication and ability to bear the risk of any investment in the options and the common stock underlying same and such other matters as may be reasonably appropriate and acceptable to IL to demonstrate compliance with relevant securities and other laws and regulations before any such issuance of options shall be given effect. Such representations and warranties may include those contained in or similar to the Subscription Agreement attached as Schedule 4.

4.8 DUFF covenants that neither DUFF nor its affiliates nor any person acting on his or their behalf has entered, has the intention of entering or will enter into any put option, short position or other similar instrument or position anywhere in the world with respect to the common stock of IL or any security convertible into or exercisable for the common stock of IL. In addition, DUFF covenants that neither DUFF nor his affiliates nor any person acting on his or their behalf has entered, has the intention of entering or will enter into any other scheme or arrangement for the intended purpose of lowering the price at which the options to be issued pursuant to this Agreement may be exercised. DUFF covenants and agrees to inform other relevant parties of the requirements and restrictions of this section and otherwise contained in the Subscription Agreement and impose and use it best efforts to enforce such restrictions upon such persons.

5. PROPRIETARY RELATIONSHIPS

5.1 Without the prior written consent of IL, any Confidential Information developed or otherwise acquired by or made known to DUFF including without limitation reports, laboratory notebooks, information or data relating to a IL's technology products, services, or business and developed by DUFF pursuant to the performance of the consulting services contemplated hereunder, shall not be disclosed by DUFF to any third party or used by DUFF for the benefit of DUFF or any third party other than in connection with the research contemplated by
SCHEDULE 1. DUFF further understands that IL has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on IL's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Third Party Information will be treated as Confidential Information under this Agreement.

5.2 The foregoing provisions of Section 5.01 shall not apply to information which DUFF demonstrates to IL's reasonable satisfaction:

            (i) is publicly known at the time of disclosure or becomes publicly known other than through a breach of this Agreement;

            (ii) that was known to DUFF as shown in written records kept in the ordinary course of business other than under an obligation of confidentiality or restricted use prior to disclosure by IL;

            (iii) was developed independently by members or students of the University who are not aware of the content of information disclosed by IL as shown in written records kept in the ordinary course of business;

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            (iv) was made available by a third party who had a right to do so and has not imposed any obligation of confidentiality or restricted use in respect thereof.

            (v) is required to disclose under court or government order, law or regulation; provided, however, DUFF shall not disclose such information prior to giving IL reasonable notice to object to such disclosure and then shall only disclose the information to the extent necessary to comply with such order, law or regulation.

      5.3 DUFF agrees that:

DUFF shall have the sole responsibility for and control over any persons engaged to execute the Engagement or to perform any of DUFF's obligations under the Agreement. All such persons shall be regarded as either principal, agent or employee of DUFF and neither they nor DUFF shall be regarded as an employee of IL;

(ii) DUFF may not assign or sub-contract, in whole or in part, any of DUFF's obligations or rights hereunder without the prior written consent of IL;
(iii) DUFF shall limit the disclosure of the Confidential Information and Innovations to such of DUFF's principal, agent, employee, or approved assign and sub-contractor to whom such disclosure is necessary in order to carry out the Engagement; and

(iv) DUFF shall ensure that such principal, agent, employee, or approved assign and sub-contractor, acknowledge and are bound by equivalent obligations in respect to the Confidential Information and the Innovations within the Field of Use (including any waiver of moral rights) as are undertaken by DUFF in this Agreement.

5.4 DUFF acknowledges that IL has a proprietary interest in maintaining the confidentiality of the Confidential Information and undertakes that both during and for seven years after the termination of this Agreement, DUFF will not disclose the Confidential Information (except in accordance with Section 5.03) or use the Confidential Information for any purpose other than to enable DUFF to carry out the Engagement.

5.5 DUFF hereby acknowledges that any Confidential Information, papers, documents, drawings, other printed or written matter, samples, computer software or equipment supplied to DUFF by or on behalf of IL to assist DUFF in the performance of the Engagement or any such items prepared by or on behalf of DUFF in connection with the performance of the Engagement are the sole and exclusive property of IL. DUFF agrees that during the term of this Agreement, DUFF will not remove any IL materials from the business premises of IL or deliver any IL materials to any person or entity outside IL, without the written permission of an officer of IL. DUFF undertakes to return all such items to IL on completion of the Engagement or such earlier date as IL may require together with any copies thereof which may then be in DUFF's possession.

6. PROPRIETARY PROPERTY ASSIGNMENT

6.1 Any Innovations within the Field of Use made, conceived or developed alone or jointly by DUFF or DUFF's principal, agent, employee, approved assign, sub-contractor or others in connection with the performance of services hereunder during the Term and for six months thereafter shall be governed by the terms of the Research and Technology Transfer Agreement, and all Innovations within the Field of Use including that made, conceived or developed in performance of DUFF's duties as an employee of University shall be promptly reported in writing to IL. To the extent the services resulted in an innovation that was outside the Field of Use, then DUFF shall assign all his rights in such innovations to IL; provided, however, if such rights are required to be assigned to the University, DUFF shall assign those rights to the


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University and shall comply with Section 2.06. DUFF shall not use the
Innovations for DUFF's own purposes nor disclose it to or use it for any third party without the prior written approval of IL. At all times before or after completion of the Engagement, IL shall have the right to examine the results and any materials relating thereto to ensure IL compliance with the provisions of this Agreement.

6.2 DUFF will assist IL in every proper way to obtain and from time to time to enforce IL's United States and foreign intellectual property rights emanating from this Agreement in any and all countries. To that end, DUFF, without charge to IL, other than the reimbursement to DUFF by IL of reasonable out-of-pocket costs, shall execute, acknowledge and deliver to IL all such further papers, including any patent and design applications, assignments, copyrights, any waiver of moral rights and other legal instruments as may be reasonably requested by IL and necessary to enable IL to protect any innovations developed hereunder by patent or otherwise in any and all countries, and shall render all such assistance as IL may require in any patent office, litigation (including appearance as a witness) or other proceeding involving said innovations.

6.3 DUFF shall ensure that DUFF's principal, agent, employee and approved assign or sub-contractor shall cooperate fully to enable DUFF to vest all rights in the innovations in IL including executing any patent or design applications or assignments and any other legal instruments and doing any other things which IL deems necessary to establish or protect its rights in the innovations.

6.4 DUFF, as part of the services to be performed hereunder, shall keep written records of DUFF's work, properly witnessed for use as invention records, and shall submit such records to IL when requested or at the termination of DUFF's services hereunder. DUFF shall not, except at the direction of IL, or as otherwise permit hereunder, reproduce, in whole or in part, any of said written notebook records. DUFF shall provide to IL in a timely fashion all written or tangible materials and deliverables resulting from DUFF's work under this Agreement.

6.5 DUFF's obligations under this Article 6 shall survive termination of this Agreement, regardless of how this Agreement is terminated.

7. PUBLICATION PROCEDURES

7.1 A. While neither Party wishes in any way to restrict the academic freedom of those participating in the project, the Parties aim to prevent publications or statements which adversely affect the commercial interest of IL. IL agrees that DUFF shall be encouraged to present a symposia, national or regional professional meetings, and to publish in journals, theses, dissertations, or otherwise of DUFF's own choosing, methods and results of the Engagement. Before publishing or presenting, however, DUFF shall furnish a copy of any proposed publication or presentation to IL reasonably in advance (preferably at least 6 weeks) of the submission of such proposed publication or presentation to a journal, editor, or other third party. IL shall have one month, after receipt of said copy, to notify DUFF of its objection to such proposed presentation or proposed publication because there is patentable subject matter or Confidential Information which needs protection. In the event that IL makes such notification, DUFF shall refrain from making such publication or presentation for a maximum of 6 months from date of receipt of such notification in order for IL to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation and DUFF shall edit such proposed publications or presentations to remove the material identified by IL as Confidential Information. Both Parties will strive for consensus before publishing. If a publication does result from the Engagement, the authors will acknowledge IL's support of the research in the publications and authorship shall be jointly decided by IL and DUFF based on accepted scientific practice. The parties acknowledge that emergency situations may arise where DUFF is attempting to meet a deadline. The Parties will attempt to accommodate such deadlines as long as all patentable subject matter or Confidential Information is protected.

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B. IL shall have the right to use the data generated in this Engagement in filing patent applications, in filing for regulatory approvals and for any other commercial purposes.

8. WARRANTIES

8.1 During DUFF's work with IL DUFF will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom DUFF has an obligation of confidentiality, and DUFF will not bring onto the premises of IL any unpublished documents or any property belonging to any former employer or any other person to whom DUFF has an obligation of confidentiality unless consented to in writing by that former employer or person. DUFF will use in the performance of duties only information which is generally known and used by persons with training and experience comparable to DUFF's, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by IL.

8.2 DUFF represents that performance of all the terms of this Agreement and the Engagement by IL does not and will not breach any agreement to keep in confidence information acquired by DUFF in confidence or in trust prior to this Agreement. DUFF has not entered into, and agrees to not enter into, any agreement either written or oral in conflict herewith, except for Schedule 2.

8.3 Except as provided herein, IL shall hold harmless and indemnify DUFF against any and all liabilities, costs, damages, expenses and attorney fees resulting from or attributable to any and all acts or omissions of DUFF relating to or arising out of DUFF's Engagement with IL provided that DUFF has acted in good faith and in a manner which DUFF reasonably believed to be in, or not opposed to, the best interests of IL. Except as provided herein, DUFF shall not be required to indemnify or reimburse IL or any insurer for any such liabilities, costs, damages, expenses and attorneys' fees, relating to or arising out of actions of DUFF undertaken in good faith and in a manner which DUFF reasonably believed to be in, or not opposed to, the best interests of IL.

9. LEGAL AND EQUITABLE REMEDIES

9.1 Because DUFF's services are personal and unique and because DUFF may have access to and become acquainted with the Confidential Information of IL, IL shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that IL may have for a breach of this Agreement.

10. DISPUTE RESOLUTION

10.1 If a dispute arises out of or relates to this Agreement or its breach (the "Matter"), the Parties agree to resolve the Matter as follows:

(i) A Party shall submit written notice of the Matter to the other Party and request negotiation;

(ii) The Parties shall attempt in good faith to resolve any Matter arising out of or relating to this Agreement promptly by negotiation between representatives which the Parties may appoint;

(iii) If the Matter has not been resolved within sixty (60) days of a Party's request for negotiation, either Party may request that the Matter be submitted to a sole mediator selected by the Parties for a mandatory one (1) day mediation; and

(iv) If the Matter has not been resolved by such mediation, either Party may submit the Matter for binding

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arbitration in accordance with the Commercial Rules of the American Arbitration
Association ("AAA"). The panel shall be selected from the AAA's large complex case panel, provided, however, if this panel is of insufficient size to pick the arbitrator(s), then the regular commercial panel shall be used to pick any additional arbitrator(s).

(v) The award shall be made within six (6) months of selection of an arbitrator(s).

      The mediation and arbitration shall be held in San Antonio, Texas, U.S.A. or other mutually agreed location. The Parties, their representatives, the mediator and the arbitrator shall hold the existence, content and results of any negotiation, mediation or arbitration in confidence unless disclosure is required by law or regulation, and in such case the Parties shall take reasonable precautions to only disclose what is required by law or governmental regulation.

      Any award of the Arbitration shall be binding on the Parties and shall be enforceable in any court having jurisdiction over the Party from whom enforcement is requested.

10.2 If the dispute resolution procedure of this ARTICLE 10 is not instituted by submission of written notice under Section 10.01(i) within three (3) years of the Party's first knowledge of a Matter or is not diligently pursued, then such Party waives its rights to seek a remedy for such Matter.

11. MISCELLANEOUS

11.1 This Agreement shall be binding upon and shall inure to the benefit of the heirs, legal representatives, administrators, successors and licensees of the Parties hereto. Neither Party may make any assignment of its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

11.2 This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the state of Texas, U.S.A. No conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another state, republic, or country shall be considered. Any national law, United Nations treaty or convention, or law arising from any international treaty is hereby waived in favor of the application of Texas law. The Parties hereby specifically exclude the application of The Convention for the International Sale of Goods. All questions concerning the construction or effect of patent right shall be construed in accordance of the laws of the country granting those rights. All disputes arising in connection herewith shall be resolved by the dispute resolution procedure of Article X. If either Party seeks an injunction, equitable relief or enforcement of the arbitrator such action shall be submitted to the exclusive jurisdiction of the courts in San Antonio, Texas, U.S.A. and both Parties agree to submit to the jurisdiction of such courts.

11.3 Both Parties hereby especially agree in contract that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

11.4 The Parties covenant and agree that if either Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if either Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by either Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this

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Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement can be waived by either Party except by its written consent.

11.5 This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions between IL and DUFF. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Party to be charged. Any subsequent change or changes in DUFF's duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of the Engagement includes any time during which DUFF may be retained by IL as an employee.

11.6 Neither Party hereto shall originate any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto or to either Party's performance hereunder, without the prior written approval of the other Party, which approval shall not be unreasonably withheld.

11.7 All covenants and obligations of DUFF under this Agreement shall survive the termination of this Agreement.

11.8 Any notice required or permitted to be given under this Agreement shall be delivered by hand or sent by recorded delivery, post, cable, telex, facsimile copy or electronic mail to each Party at the address stated in this Agreement or such other address as may be notified for this purpose from time to time. Any notice so sent shall not be deemed to have been given until it has been received by the Party to whom it has been addressed.

11.9 DUFF specifically agrees to pay all federal and state self-employment and other income taxes, social security taxes, disability and unemployment or other employment related taxes. DUFF shall assume full responsibility for the payment of all taxes with respect to the equity, cash or other payments made to him under this Agreement; provided, however, IL may withhold from any compensation payable to DUFF under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

11.10 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.11 Each Party acknowledges that it and its counsel have received and reviewed this Agreement and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting Party, shall not apply to this Agreement or to any amendments, modifications, schedules, exhibits or attachments to this Agreement.

11.12 Each Party is responsible for its own expenses related to the preparation and execution of this Agreement.


      IN WITNESS WHEREOF, DUFF and IL have hereunto executed this Agreement in multiple originals by their duly authorized officers and representatives effective as of the date first set forth above.

INTERLEUKIN GENETICS, INC.                    GORDON DUFF PHD, FRCP


By:                                               By:
Name: KENNETH S. KORNMAN, DDS, PHD                Name: GORDON DUFF, PHD, FRCP

Title: PRESIDENT                                  Title:

SCHEDULE 1
THE ENGAGEMENT


      The detailed description of the Engagement is as follows:


DESCRIPTION OF SERVICES. DUFF shall provide the following services:

Manage Research Program as set forth in the Annual Research Plan.

Attend meetings and make technical presentations at conferences as requested by IL.

Attend meetings of and participate on the IL's Scientific Advisory Board(s).

Consult with the IL on any research and/or development programs including Innovations that may be jointly collaborated on with DUFF and/or University.

Such other services as agreed to by the Parties.

The Parties recognize that no minimum or maximum time commitment or availability is required under this Agreement, although Duff will use reasonable efforts to be available to IL, if needed, for up to two sessions per week. DUFF will make himself available as needed by the IL for telephone calls and telephone conferences, Scientific Advisory Board meetings, and other meetings which the IL deems necessary.

SCHEDULE 2
CURRENT EMPLOYMENT

REMUNERATED AND NON-REMUNERATED.

================================================================================
University of Sheffield,                  Professor of Molecular Medicine.
                                          Director, Division of Molecular &
                                          Genetic Medicine
                                          Research Dean, Medical School.
                                          Various internal committees
================================================================================
Central Sheffield University Hospitals    Honorary Clinical Consultant.
Trust                                     Member of Research Executive
                                          (As Research Dean of Medical School)
================================================================================
Department of Health (UK)
Committee on Safety of Medicines (London) Member
================================================================================
Committee on Safety of Medicines
Biological Sub-Committee                  Chairman
================================================================================
Department of Trade & Industry (UK)
International Health Group                Chairman (to end 1999)
================================================================================
Interleukin Genetics (USA)                Consultant, Scientific Advisory Boards
================================================================================
Fairfield Technology (UK)                 Consultant in medical image analysis
                                          (role to be defined)
================================================================================
British Biotech (UK)                      Scientific Advisory Board
================================================================================
Medical Research Council (UK)             Scientific Advisory Board
================================================================================
National Institute for Biological
Standards and Control (UK)                External reviewer
================================================================================
Academic Press journal CYTOKINE           Co-editor
================================================================================
Blackwell Science journal GENESCREEN      Co-editor
================================================================================
International Cytokine Society            Council Member (past-president)
================================================================================
European Cytokine Network                 Editorial Board and Council Member
================================================================================
Current Opinion publications              ARTHRITIS RESEARCH, Editorial Board
================================================================================
Various committees of Learned Societies,  e.g., databases working group,
                                          Academy of Medical Sciences (London)
================================================================================

SCHEDULE 3
PAYMENT TERMS

[Confidential treatment has been requested for portions of this page. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separatley filed with the Securities and Exchange Commission.]



A. In consideration of DUFF carrying out the Engagement IL shall pay to DUFF a fee of [**] UK Pounds per year payable at [**] UK Pounds per quarter with the first payment due July 1, 1999 and each subsequent payment due on the 1st day of the following quarter (October 1, January 1, April 1, July 1). Each quarterly payment made covers the services to be rendered by DUFF during that quarter (e.g., the October 1st payment covers the Engagement period of October through December). Therefore, the last payment due under this Agreement would be the April 1, 2004 payment. The parties shall agree on the currency exchange on a yearly basis. For the first quarterly payment, the Parties recognize and agree that a prorated amount will be paid.

B. IL shall reimburse DUFF for all pre-approved in writing normal and reasonable "out of pocket" expenses relating to the Engagement (not to exceed [**] trips per year without the approval of IL). Such pre-approved reimbursed expenses will include reasonable airfare, travel, lodging or car rentals, meals and long distance telephone expenses. DUFF shall bill IL for pre-approved travel expenses incurred on a monthly basis by submission of an itemized statement.

SCHEDULE 4
SUBSCRIPTION AGREEMENT

SCHEDULE 5
STOCK OPTION AGREEMENT